-------------------------   UNITED STATES SECURITIES AND EXCHANGE COMMISSION     ----------------------------
                                         Washington, D.C.  20549
         FORM 4                                                                            OMB APPROVAL
                                   STATEMENT OF CHANGES IN BENEFICIAL
------------------------                       OWNERSHIP                         ----------------------------
/_/ Check this box if no                                                         OMB Number:        3235-0287
    longer subject to            Filed pursuant to Section 16(a) of the          Expires:  September 30, 1998
    Section 16. Form 4       Securities Exchange Act of 1934, Section 17(a)      Estimated average
    or Form 5                 of the Public Utility Holding Company Act of       burden hours per
    obligations may          1935 or Section 30(f) of the Investment Company     response...............  0.5
    continue. See                              Act of 1940                       ----------------------------
    Instruction 1(b).
(Print or Type Responses)
-------------------------------------------------------------------------------------------------------------
1. Name and Address of            2. Issuer Name AND Ticker or      6. Relationship of Reporting
   Reporting Person*                 Trading Symbol                    Person(s) to Issuer
                                                                           (Check all applicable)
                                     Arguss Holdings, Inc.          ___ Director        __ 10% Owner
Miller     H.         Haywood               (ARGX)                  _x_ Officer (give   __ Other (specify
________________________________                                                 title            below)
(Last)    (First)     (Middle)                                                   below)

                                                                    Executive Vice President, Corporate
                                                                      Affairs and Secretary
                                                                    ____________________________________
One Church Street                 3. IRS or Social      4. Statement
________________________________     Security Number       for
            (Street)                 of Reporting          Month/Year
                                     Person
                                     (Voluntary)             5/98
Rockville   MD            20850
________________________________                        5. If         7. Individual or Joint/Group
(City     (State)          (Zip)                           Amendment,    Filing
                                                           Date of        (Check Applicable Line)
                                                           Original   _X__Form filed by One Reporting
                                                           (Month/        Person
                                                           Year)      ____Form filed by More than One
                                                                          Reporting Person

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                        Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security       2. Trans-   3. Trans-    4. Securities Acquired     5. Amount      6. Owner-       7. Nature
   (Instr. 3)                 action      action       (A) or                     of             ship            of
                              Date        Code         Disposed of (D)            Securities     Form:           Indirect
                             (Month/     (Instr.8)     (Instr. 3, 4 and 5)        Benefi-        Direct (D)      Beneficial
                              Day/                                                cially         or Indi-        Ownership
                              Year)                                               Owned at       rect (I)        (Instr. 4)
                                                                                  End of         (Instr. 4)
                                                                                  Month
                                                                                  (Instr. 3
                                                                                   and 4)
                                       ____________ ___________________________
                                       Code    V     Amount    (A) or    Price
                                                               (D)


Common Stock, $.01 par       5/29/98    P             500 shs   A       $17.625   151,704           D
value per share              5/28/98    P             800 shs   A       $17.25                      D
                             5/28/98    P              25 shs   A       $17.25                      I             by child
                             5/28/98    P              10 shs   A       $17.25                      I             by child
                             5/28/98    P              35 shs   A       $17.25                      I             by child


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Reminder:  Report on a separate line for each class of
           securities beneficially owned directly or indirectly.

                                                                          (Over)
                                                                 SEC 1474 (7-96)


FORM 4 (continued)   Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                           (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of          2. Con-   3. Trans-  4. Trans-  5. Num-    6. Date      7. Title      8. Price   9. Num-   10. Own-  11. Na-
 Derivative           version   action     action     ber of     Exercis-     and Amount    of De-     ber of    ership    ture of
 Security             or        Date       Code       Deri-      able and     of Under-     rivative   Deriva-   Form of   Indi-
 (Instr. 3)           Exer-     (Month/    (Instr.    vative     Expiration   lying Secu-   Secu-      tive      Deriva-   rect Ben-
                      cise       Day/       8)        Secu-      Date         rities        rity       Securi-   tive Se-  eficial
                      Price      Year)                rities     (Month/Day/  (Instr. 3     (Instr.    ties Ben- curity:   Owner-
                      of De-                          Acquired    Year)        and 4)        5)        eficially Direct    ship
                      rivative                        (A) or                                           Owned at  (D) or    (Instr.
                      Security                        Disposed                                         End of    Indirect   4)
                                                      of (D)                                           Month     (I)
                                                      (Instr. 3,                                       (Instr.   (Instr.
                                                       4, and 5)                                        4)        4)

                                         __________  ___________ ____________  _____________
                                         Code   V     (A)   (D)  Date   Expi-  Title   Amount
                                                                 Exer-  ra-            or
                                                                 cis-   tion           Number
                                                                 able   Date           of
                                                                                       Shares






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Explanation of Responses:







** Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                    /s/ Haywood H. Miller                June 2, 1998
                                                                         ------------------------------------------  -------------
                                                                             ** Signature of Reporting Person             Date
                                                                                    Haywood H. Miller

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                 SEC 1474 (7-96)